                                                                       EXHIBIT 2


                      VOTING AND SHARE TRANSFER AGREEMENT
                      -----------------------------------

          This is a VOTING AND SHARE TRANSFER AGREEMENT (the "Agreement"), dated as of October 23, 1998 (the "Agreement"), between Mellon Ventures, L.P., a Delaware limited partnership ("Mellon Ventures") and Morse Partners Ltd., a Pennsylvania corporation ("Morse Partners").

                                   Background
                                   ----------

  A. Pursuant to a Securities Purchase Agreement (the "Securities Purchase Agreement"), dated October 16, 1998, among Mellon Ventures, Morse Partners and Canisco Resources, Inc. (the "Company"), Mellon Ventures and Morse Partners have agreed to acquire a certain number of shares of the Company's 12% Series A Cumulative Convertible Preferred Stock, par value $1.00 per share (the "Series A Preferred Stock") and 12% Series B Cumulative Convertible Preferred Stock, par value $1.00 per share (the "Series B Preferred Stock, and together with the Series A Preferred Stock, the "Preferred Stock"). Capitalized terms not otherwise defined herein shall be defined as in the Securities Purchase Agreement.

  B. Pursuant to the terms of the Preferred Stock (as more fully set forth in the Certificates of Designation), the holders of the Preferred Stock shall have the right to convert each share of Preferred Stock then held by such holder into a certain number of shares of the Company's Common Stock, par value $.0025 per share (the "Class A Common Stock") or a new class of the Company's non-voting Common Stock, par value $.0025 per share (the "Class B Common Stock" and, together with the Class A Common Stock, the "Common Stock").

  C. As used herein, Mellon Ventures, Morse Partners and any other party to whom Shares are transferred in accordance with Section 2.3(g) hereof shall hereinafter sometimes be referred to individually as an "Investor" and collectively as the "Investors". As used herein, "Shares" shall include shares of Preferred Stock and Common Stock and all other equity securities of the Company (or a successor to the Company) owned by any Investor, including any securities convertible into or exchangeable for shares of capital stock of the Company or any options, warrants or rights to acquire such shares or securities and any equity securities received on account of ownership of the foregoing, including all securities issued in connection with any merger, consolidation, stock dividend, stock distribution, stock split, reverse stock split, stock combination, recapitalization, reclassification, subdivision, conversion or similar transaction in respect thereof.

  D. The Investors wish to set forth certain agreements regarding their future relationships and their rights and obligations with respect to the Shares.

                                     Terms
                                     -----

          In consideration of the mutual covenants contained herein and intending to be legally bound hereby, the parties hereto agree as follows:


                                   ARTICLE I
                         REPRESENTATIONS AND WARRANTIES
                                OF EACH INVESTOR
                               -----------------


1.1  Representations and Warranties of the Investors  .  Each Investor
---  -----------------------------------------------
represents and warrants to the other Investors, as of the date hereof, as follows:

 (a) Such Investor has the requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby without the consent of any other person (except for such consents as have heretofore been obtained and the consents referred to in Section 5.1(l) of the Securities Purchase Agreement). This Agreement has been duly and validly executed and delivered by such Investor and, assuming this Agreement constitutes a valid and binding obligation of the other parties hereto, this Agreement constitutes a valid and binding agreement of such Investor, enforceable against such Investor in accordance with its terms, subject to applicable bankruptcy and other laws affecting creditors rights generally and to general principles of equity.

 (b) Neither the execution and delivery of this Agreement by such Investor nor the consummation of the transactions contemplated hereby will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets or such Investor under, (a) the organizational documents of such Investor, (b) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to such Investor or its properties or assets or (c) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to such Investor or its properties or assets, other than, in the case of clauses (b) or (c), any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate could not reasonably be expected to have a material adverse effect on the ability of such Investor to consummate the transactions contemplated hereby. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by such Investor in connection with the execution and delivery of this Agreement by such Investor or the consummation by such Investor of the transactions contemplated by this Agreement, except for such registrations and filings as are referred to in the Securities Purchase Agreement.

                                   ARTICLE II
                           COVENANTS OF THE INVESTORS
                           --------------------------


2.1  Approved Sales  .
---  --------------

 (a) Approved Sale of Shares.  If at any time Mellon Ventures approves the sale
     -----------------------
     of (i) all the shares of Common Stock and Preferred Stock then held by it or (ii) all the shares of Preferred Stock then held by it, to any party other than the Company or an affiliate (as defined in the Securities Purchase Agreement) of the Company or any affiliate of Mellon Ventures (an "Approved Stock Sale"), upon the written request of Mellon Ventures (which such request shall be in its sole discretion), each Holder (as hereafter defined) will consent to, vote for, and raise no objections against, and waive dissenters and appraisal rights (if any) with respect to, the Approved Stock Sale and will agree to sell all of (x) the shares of Common Stock and Preferred Stock in the case of clause (i), or (y) the shares of Preferred Stock in the case of clause (ii), then held by such party on the same terms and conditions as applicable to the sale approved by Mellon Ventures. Each such party will take all necessary and desirable actions in connection with the consummation the sale of its Shares pursuant to the preceding sentence. As used herein, "Holders" means the Investors (other than Mellon Ventures) and their Permitted Transferees (as defined in
     Section 2.3(g)).

 (b) Approved Sale of the Company.  If at any time Mellon Ventures approves the
     ----------------------------
     sale of the Company to a person other than an affiliate of the Company or Mellon Ventures (whether by merger, consolidation, or sale of all or substantially all of its assets (an "Approved Company Sale" and, together with an Approved Stock Sale, an "Approved Sale"), each Holder will consent to, vote for, and raise no objections against, and waive dissenters and appraisal rights (if any) with respect to, the Approved Company Sale. Each Holder will take all necessary and desirable actions in connection with the consummation of an Approved Company Sale.

 (c) The obligations of the Holders with respect to Section 2.1(a) and 2.1(b) are subject to the satisfaction of the conditions that: (i) upon the consummation of the Approved Sale, all Holders will receive the same form and amount of consideration per share of Preferred Stock or Common Stock, whichever applicable, as received by Mellon Ventures; and (ii) the terms of sale shall not include any indemnification, guaranty or the similar undertaking of the Holders that is not made or given pro rata with Mellon Ventures on the basis of share ownership.

2.2  Tag-Along Rights  .
---  ----------------

 (a) (i) So long as the Preferred Stock is not listed or authorized to be quoted on the Nasdaq Stock Market or listed on any national securities exchange, except as otherwise provided in Section 2.2(a)(iv), Mellon Ventures shall not sell any shares of Preferred Stock in any transaction or series of related transactions unless all Holders are offered an equal opportunity to participate in such transaction or transactions on a pro-rata basis and on identical terms (including price and type of consideration paid).

(ii) Prior to any sale of Preferred Stock subject to these provisions, Mellon Ventures shall notify the Holders in writing of the proposed sale. Such notice (the "Seller's Notice") shall set forth: (A) the number of shares of Preferred Stock subject to the proposed sale; (B) the name and address of the proposed purchaser; and (C) the proposed amount of consideration and terms and conditions of payment offered by such proposed purchaser. A Holder may exercise the tag-along right by delivery of a written notice (the "Tag-Along Notice") to Mellon Ventures within 15 days of the date Mellon Ventures mailed or caused to be mailed the Seller's Notice. The Tag-Along Notice shall state the number of shares of Preferred Stock that the Holder proposes to include in the proposed sale. If no Tag-Along Notice is received during the 15-day period referred to above, Mellon Ventures shall have the right for a 90-day period to effect the proposed sale of shares on terms and conditions no more favorable than those stated in the notice and in accordance with the provisions of this Section 2.2.

(iii) Notwithstanding anything herein to the contrary, Mellon Ventures may make any of the following sales without offering the Holders the opportunity to participate: (A) sales to any affiliate of Mellon Ventures who agrees to be bound by the obligations of Mellon Ventures under this Section 2.2; (B) sales pursuant to an effective registration statement under the Securities Act; (C) sales other than those specified in the foregoing (A) and (B) which in the aggregate do not exceed 20% of the Preferred Stock then outstanding.

 (iv) The tag-along obligations of Mellon Ventures provided under this Section
      2.2 shall terminate upon the day after the date on which Mellon Ventures and its affiliates in the aggregate own less than 50.1% of the outstanding shares of Preferred Stock and upon the termination of such tag-along obligations (or if there are no outstanding shares of Preferred Stock), the rights of the Holders with respect thereto shall also terminate.

 (v) Notwithstanding the requirements of this Section 2.2, Mellon Ventures may sell shares of Preferred Stock at any time without complying with the requirements of Section 2.2(a)(ii) so long as it deposits into escrow with an independent third party at the time of sale that amount of the consideration received in the sale equal to the "Escrow Amount." The "Escrow Amount" shall equal that amount of consideration as all the Holders would have been entitled to receive if they had the opportunity to participate in the sale on a pro rata basis, determined as if each Holder
      (A) delivered a Tag-Along Notice to Mellon Ventures in the time period set forth in Section 2.2(a)(ii) and (B) proposed to include all of its shares of Preferred Stock in the sale.

      No later than the date of the sale, Mellon Ventures shall notify the Holders in writing of the proposed sale. Such notice (the "Escrow Notice") shall set forth the information required in the Seller's Notice, and in addition, such notice shall state the name of the escrow agent and, if the consideration (in whole or in part) for the sale was cash, then the account number of the escrow account.

      A Holder may exercise the tag-along right by delivery to Mellon Ventures, within 15 days of the date Mellon Ventures mailed or caused to be mailed the Escrow Notice, of (i) a written notice specifying the number of shares of Preferred Stock it proposes to sell, and (ii) the certificates for such Preferred Stock, with stock powers duly endorsed in blank.

      Promptly after the expiration of the 15th day after Mellon Ventures has mailed or caused to be mailed the Escrow Notice, (A) Mellon Ventures shall purchase that number of shares of Preferred Stock as it would have been required to include in the sale had Mellon Ventures complied with the provisions of Section 2.2(a)(ii), (B) all shares of Preferred Stock not required to be purchased by Mellon Ventures shall be returned to the Holders thereof and (C) all remaining funds and other consideration held in escrow shall be released to Mellon Ventures. If Mellon Ventures received consideration other than cash in its sale, it shall purchase the shares of Preferred Stock tendered by paying to the Holders non-cash consideration and cash in the same proportion as received by Mellon Ventures in the sale.

2.3  Directors and Voting Agreements  .
---  -------------------------------
 (a) Designation of the Company's Directors When Preferred Stock is Outstanding.
     ---------------------------------------------------------------------------
     During such time as such Investor owns any Shares, so long as any Preferred Stock is outstanding, each Investor agrees as follows:

 (i) During such time as the holders of Preferred Stock have the right to elect four (4) directors to the Company's Board of Directors (the "Four Preferred Directors"), each party hereto will take such action as is necessary (including voting any voting Shares then owned by it, calling special meetings of stockholders and executing and delivering written consents) to ensure that one of the directors shall be designated by Morse Partners (so long as Morse Partners or its affiliates own any Shares) and the balance of the Four Preferred Directors shall be designated by Mellon Ventures.

(ii) During such time as the holders of Preferred Stock have the right to elect three (3) directors to the Company's Board of Directors (the "Three Preferred Directors"), each party hereto will take such action as is necessary (including voting any voting Shares then owned by it, calling special meetings of stockholders and executing and delivering written consents) to ensure that one of the directors shall be designated by Morse Partners (so long as Morse Partners or its affiliates own any Shares) and the balance of the Three Preferred Directors shall be designated by Mellon Ventures.

(b)  Designation of the Company's Directors When Preferred Stock is No Longer
     ------------------------------------------------------------------------
     Outstanding. During such time as such Investor owns any Shares, so long as
     -----------
     no Preferred Stock is outstanding, each party hereto agrees as follows:

 (i) During such time as Mellon Ventures and Morse Partners have the right to designate four (4) directors to the Board of Directors of the Company pursuant to the Securities Purchase Agreement (the "Four Common Directors"), each party hereto agrees that it shall take, and use reasonable efforts to cause the Company to take, at any time and from time to time, all action necessary (including voting any voting Shares then owned by it, calling special meetings of stockholders and executing and delivering written consents) to ensure that one of the directors shall be designated by Morse Partners (so long as Morse Partners or its affiliates own any Shares) and the balance of the Four Common Directors shall be designated by Mellon Ventures (provided, that if requested by the
                                     --------
      Company, one of the directors to be designated by Mellon Ventures shall be subject to the approval of the President of the Company and Morse Partners, which such approval of Morse Partners shall not be unreasonably withheld).

(ii) During such time as Mellon Ventures and Morse Partners have the right to designate three (3) directors to the Board of Directors of the Company pursuant to the Securities Purchase Agreement (the "Three Common Directors"), each party hereto agrees that it shall take, and use reasonable efforts to cause the Company to take, at any time and from time to time, all action necessary (including voting any voting Shares then owned by it, calling special meetings of stockholders and executing and delivering written consents) to ensure that one of the directors shall be designated by Morse Partners (so long as Morse Partners or its affiliates own any Shares) and the balance of the Three Common Directors shall be designated by Mellon Ventures.

(iii) During such time as Mellon Ventures and Morse Partners have the right to designate two (2) directors to the Board of Directors of the Company pursuant to the Securities Purchase Agreement (the "Two Common Directors"), each party hereto agrees that it shall take, and use reasonable efforts to cause the Company to take, at any time and from time to time, all action necessary (including voting the Shares owned by him, her or it, calling special meetings of stockholders and executing and delivering written consents) to ensure that one of the directors shall be designated by Morse Partners (so long as Morse Partners or its affiliates own any Shares) and the balance of the Two Common Directors shall be designated by Mellon Ventures.

Notwithstanding anything to the contrary contained herein, each of the Investors agree that in the event that Mellon Ventures or Morse Partners concludes that it is unable to designate, or elects not to designate for any reason, one or more of such directors, such directorship(s) shall not be filled by the other party but shall remain vacant until the election of a director designated by Mellon Ventures or Morse Partners, whichever applicable, to fill such vacancy in accordance with Section 2.3(a) or (b).

(c)  Right to Remove Certain of the Company's Directors.    An Investor may
     --------------------------------------------------
request that any director designated by it be removed (with or without cause) by written notice to the other Investors, and, in any such event, each Investor shall promptly consent in writing or vote or cause to be voted all of the voting Shares now or hereafter owned or controlled by it for the removal of such person as a director. In the event any person ceases to be a director, such person shall also cease to be a member of any committee of the Board of Directors of the Company.

(d)  Right to Fill Certain Vacancies in Company's Board.    In the event that a
     --------------------------------------------------
vacancy is created on the Company's Board of Directors at any time by the death, disability, retirement, resignation or removal (with or without cause) of a director designated by an Investor, or if otherwise there shall exist or occur any vacancy on the Company's Board of Directors in a directorship subject to designation by an Investor, such vacancy shall not be filled by the remaining members of the Company's Board of Directors but each Investor hereby agrees promptly to consent in writing or vote or cause to be voted all of the voting Shares now or hereafter owned or controlled by it to elect that individual designated to fill such vacancy and serve as a director, as shall be designated by such Investor.

(e)  No Obligation to Convert.  Notwithstanding anything to the contrary
     ------------------------
contained herein, each of the Investors agree that no Investor shall be required by reason of Section 2.3(a),(b), (c) or (d) to convert any of its non-voting Shares to voting Shares to comply with the provisions set forth therein or otherwise to take any action which is prohibited or unlawful under any law or regulation applicable to such Investor.

(f)  Other Investor Actions.   Mellon Ventures and Morse Partners hereby
     ----------------------
acknowledge and agree that, except as specifically set forth herein, as to all matters in which the "Investors" (as such term is defined in the Securities Purchase Agreement) shall have the right to take any action as a group or class under the Securities Purchase Agreement, including, without limitation, the granting or withholding of approval rights pursuant to Section 4.13 of the Securities Purchase Agreement, such action shall be taken as is requested by Mellon Ventures (unless Morse Partners and its affiliates, at the time any such action is called for, then owns a greater number of shares of common stock of any class of the Company than Mellon Ventures and its affiliates (assuming conversion of all shares of Preferred Stock owned by each party at the then applicable conversion price), in which case such action shall be taken as is requested by Morse Partners).

(g)  Permitted Transfers.  No Investor shall Transfer (as hereafter defined) any
     -------------------
shares of Preferred Stock or Common Stock unless the transferee (each, a

"Permitted Transferee") executes a joinder to this Agreement expressly agreeing to be subject to and fully bound by the terms and conditions of this Agreement applicable to it with the same effect as if it were an "Investor" as such term is defined in this Agreement. Prior to any proposed Transfer of any Securities, the holder thereof shall give written notice to each party hereto describing the manner and circumstances of the proposed Transfer. Any purported Transfer in violation of this Section 2.3(g) shall be null and void and of no force and effect and the purported transferee shall have no rights or privileges in or with respect to the Shares. As used herein, "Transfer" includes the making of any sale, exchange, assignment, hypothecation, gift, security interest, pledge or other encumbrance, or any contract therefor, any voting trust or other agreement or arrangement with respect to the transfer of voting rights or any other beneficial interest in any of the Shares, the creation of any other claim thereto or any other transfer or disposition whatsoever, whether voluntary or involuntary, affecting the right, title, interest or possession in or to such Shares.

(h)  Termination of Voting Agreements.  The voting agreements in Sections
     --------------------------------
2.3(a)-(f) shall terminate on the date when Mellon Ventures owns less than 15% of the outstanding Preferred Stock and less than 15% of the outstanding Common Stock or at such earlier time as the rights of Mellon Ventures and Morse Partners to designate or elect directors under the Securities Purchase Agreement and the Certificates of Designation expire.

2.4  Second Closing.   In the event that the Second Closing occurs, Morse
---  --------------
Partners agrees that it shall purchase a minimum of one (1) share of Series A Preferred Stock upon the consummation of the Second Closing.

2.5  Management Fees.   Mellon Ventures and Morse Partners hereby agree that any
---  ---------------
management fee payable to such parties pursuant to the management agreement contemplated by Sections 5.1(j) and 5.3(l) of the Securities Purchase Agreement shall be divided equally between Mellon Ventures and Morse Partners.

2.6  Sale Option of Morse Partners.  (a)  At any time on or after the
     -----------------------------
second anniversary of the Initial Closing Date, Morse Partners may, by written notice to Mellon Ventures (a "Sale Notice"), elect to sell to Mellon Ventures (and Mellon Ventures hereby agrees to purchase from Morse Partners) at the Option Price described below, all of the outstanding shares of Preferred Stock owned by Morse Partners and its affiliates at the time such Sale Notice is given (the "Sale Option").

(b) The closing for the Sale Option shall take place at the offices of Mellon Ventures at 10:00 a.m. local time on the date that is 150 days after the date a Sale Notice is received by Mellon Ventures (or, if such day is not a business day, the next succeeding business day), or on such earlier date that is 10 days after the date the Fair Market Value Price is determined. At such closing, Morse Partners will deliver to Mellon Ventures certificates evidencing all the shares of Preferred Stock to be sold by Morse Partners and its affiliates, accompanied by stock powers executed in blank, with signatures guaranteed or other appropriate documentation of authority to transfer), and Mellon will deliver the Option Price by wire transfer of immediately available funds to an account designated in writing by Morse Partners not less than three business days prior to such closing. If requested by Mellon Ventures, Morse Partners will convert all (or such lesser number specified by Mellon Ventures) shares of Series A Preferred Stock that are subject to the Sale Option to Series B Preferred Stock prior to such closing.

(c) The "Option Price" for each share of Preferred Stock to be sold by Morse Partners and purchased by Mellon Ventures pursuant to the Sale Option shall be the lesser of (i) the original purchase price per share of Preferred Stock paid by Morse Partners at the Initial Closing or the Second Closing, as applicable, plus accrued but unpaid dividends and (ii) the Fair Market Value Price, determined as follows. For a period of 20 days (the "Negotiation Period") after the date any Sale Notice is received, Mellon Ventures and Morse Partners will negotiate in good faith to reach agreement upon the per share fair market value of the Preferred Stock subject to the Sale Option. Such agreed upon value shall be the "Fair Market Value Price." If the parties are unable to agree upon such value, the Fair Market Value Price shall be determined by an appraiser of nationally or regionally recognized standing selected by Morse Partners (the "Morse Partners Appraiser"), and approved in its discretion by Mellon Ventures. The "Fair Market Value Price" shall be determined by such Morse Partners Appraiser within 30 days thereafter, and such determination shall be binding on Morse Partners and Mellon Ventures. In all cases, the Fair Market Value Price shall be calculated by determining the fair market value of the shares subject to the Sale Option, taking into account their minority status and the level of liquidity of such shares. The expenses of the Morse Partners Appraiser shall be borne equally by Mellon Ventures and Morse Partners.


                                   ARTICLE IX
                                 MISCELLANEOUS
                                 -------------


3.1  Amendment and Modification.    This Agreement may be amended or modified,
---  --------------------------
or any provision hereof may be waived, provided that such amendment or waiver is set forth in a writing executed by each party hereto. No course of dealing between or among any persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any person under or by reason of this Agreement.

3.2  Survival of Representations and Warranties.    All representations,
---  ------------------------------------------
warranties, covenants and agreements set forth in this Agreement will survive the execution and delivery of this Agreement and the Closing Date and the consummation of the transactions contemplated hereby, regardless of any investigation made by an Investor or on its behalf.

3.3  Successors and Assigns; Entire Agreement  .  This Agreement and all of the
---  ----------------------------------------
provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns and executors, administrators and heirs. This Agreement sets forth the entire agreement and understanding among the parties as to the subject matter hereof and merges and supersedes all prior discussions and understandings of any and every nature among them.

3.4  Separability  .  In the event that any provision of this Agreement or the
---  ------------
application of any provision hereof is declared to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, the remainder of this Agreement shall not be affected except to the extent necessary to delete such illegal, invalid or unenforceable provision unless that provision held invalid shall substantially impair the benefits of the remaining portions of this Agreement.

3.5  Notices  .  All notices provided for or permitted hereunder shall be made
---  -------
in writing by hand-delivery, registered or certified first-class mail, telex, telecopier or air courier guaranteeing overnight delivery to the other party at the following addresses (or at such other address as shall be given in writing by any party to the others):

               If to Mellon Ventures to:

               Mellon Ventures, L.P.
               5 Radnor Corporate Center
               100 Matson Ford Road
               Suite 170
               Radnor, PA  19087-4515
               Attention:  Mr. John P. Shoemaker
               Fax:  610-688-3930

               with a required copy to:

               Dechert Price & Rhoads
               4000 Bell Atlantic Tower
               1717 Arch Street
               Philadelphia, PA  19103
               Attention:  David S. Denious, Esq.
               Fax:  215-994-2222
               if to Morse Partners:

               Morse Partners Limited
               Suite 205
               200 Four Falls Corporate Center
               West Conshohocken, PA  19428
               Attention:  Mr. Bruce Dalglish
               Fax:  610-397-0885

               with a required copy to:

               Morgan, Lewis & Bockius LLP
               2000 One Logan Square
               Philadelphia, PA 19103-6993
               Attention:  Michael J. Pedrick, Esq.
               Fax:  215-963-5299

          All such notices shall be deemed to have been duly given: when delivered by hand, if personally delivered; five business days after being deposited in the mail, postage prepaid, if mailed; when answered back, if telexed; when receipt acknowledged, if telecopied; and on the next business day, if timely delivered to an air courier guaranteeing overnight delivery.

3.6  Governing Law.  The validity, performance, construction and effect of
---  -------------
this Agreement shall be governed by and construed in accordance with the internal law of the State of Delaware, without giving effect to principles of conflicts of law.

3.7  Headings.  The headings in this Agreement are for convenience of
---  --------
reference only and shall not constitute a part of this Agreement, nor shall they affect their meaning, construction or effect.

3.8  Counterparts.  This Agreement may be executed in two or more counterparts
---  ------------
and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original, and all of which taken together shall constitute one and the same instrument.

3.9  Further Assurances.  Each party shall cooperate and take such action as
---  ------------------
may be reasonably requested by another party in order to carry out the provisions and purposes of this Agreement and the transactions contemplated hereby.

3.10  Termination.  Unless sooner terminated in accordance with its terms,
----  -----------
this Agreement shall terminate on the tenth anniversary of the Closing Date.

3.11  Remedies.  In the event of a breach or a threatened breach by any party
----  --------
to this Agreement of its obligations under this Agreement, any party injured or to be injured by such breach, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Agreement. The parties agree that the provisions of this Agreement shall be specifically enforceable, it being agreed by the parties that the remedy at law, including monetary damages, for breach of such provision will be inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived.

3.12  Pronouns.  Whenever the context may require, any pronouns used herein
----  --------
shall be deemed also to include the corresponding neuter, masculine or feminine forms.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.


                                        MELLON VENTURES, L.P.

                                        By MVMA, L.P., its general partner

                                        By MVMA, Inc., its general partner


                                        By /s/ John P. Shoemaker
                                          _______________________


                                        MORSE PARTNERS LTD.



                                        By /s/ R. Bruce Dalglish
                                          ________________________